UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 8, 2004

Trimeris, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23155	56-1808663
(Commission File Number)	(IRS Employer Identification No.)

3518 Westgate Drive, Suite 300, Durham, North Carolina	27707
(Address of Principal Executive Offices)	(Zip Code)

(919) 419-6050

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On September 8, 2004, Trimeris, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Steven D. Skolsky whereby Mr. Skolsky will serve as the Company’s Chief Executive Officer and as a member of its Board of Directors. The Employment Agreement has an initial term of two years and thereafter will automatically be extended for two year periods unless notice of nonrenewal is given by either party no later than 90 days prior to the end of the expiration of each term. Under the Employment Agreement, Mr. Skolsky will receive an annual salary of $450,000, as well as other compensation, including bonus opportunities based upon the achievement of financial and other performance criteria, as set forth in the Employment Agreement attached as Exhibit 10.1 to this Current Report, which is incorporated herein by reference. In addition, under the Agreement, Mr. Skolsky received a grant of an option to purchase 350,000 shares of the Company’s common stock and a grant of 50,000 shares of restricted stock. Both the option grant and the restricted stock grant are subject to the terms of the Company’s Amended and Restated Stock Incentive Plan. Copies of the Incentive Stock Option Agreement and the Restricted Stock Agreement between the Company and Mr. Skolsky are separately filed herewith as Exhibits 10.2 and 10.3 respectively.

Under the Executive Employment Agreement, in the event that Mr. Skolsky’s employment is terminated other than for cause, deaths or disability or upon his resignation for Good Reason (as these terms are defined in the Executive Employment Agreement), Mr. Skolsky will be entitled to certain severance payments and benefits, including two times his base salary plus his Target Bonus (as defined in the Employment Agreement). Mr. Skolsky will also be entitled to a pro rata bonus for the year of termination based on actual results for such year if he is terminated due to death, Disability, termination without Cause, or upon resignation for Good Reason. Mr. Skolsky is subject to non-competition restrictions during the term of his employment and for one year thereafter.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 8, 2004, the Company appointed Steven D. Skolsky, age 48, to serve as its Chief Executive Officer as announced in the Company’s press release attached as Exhibit 99.1 to this Current Report, replacing Dr. Dani P. Bolognesi who had been serving as Chief Executive Officer. Dr. Bolognesi will continue to serve as Chief Scientific Officer and as Vice Chairman of the Board of Directors effective September 8, 2004. Additionally, on September 8, 2004, the Company’s Board of Directors appointed Mr. Skolsky to serve as a Class III director of the Company until the Company’s 2006 annual meeting of shareholders and until his successor is elected and qualified.

Mr. Skolsky joins the Company from GlaxoSmithKline (“GSK”), where he most recently managed product strategy and world wide clinical development for the GSK portfolio as Senior Vice President, Global Commercial Strategy. Mr. Skolsky previously served as Managing Director of GSK’s operations in New Zealand from 2000 to 2001 and in Australia from 1999 to 2000.

See disclosure under Item 1.01 above for the material terms of Mr. Skolsky’s Employment Agreement.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement by and between Trimeris, Inc. and Steven Skolsky dated September 8, 2004

10.2	Incentive Stock Option Agreement by and between Trimeris, Inc. and Steven Skolsky dated September 9, 2004

10.3	Restricted Stock Agreement by and between Trimeris, Inc. and Steven Skolsky dated September 9, 2004

99.1	Press Release dated September 9, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS, INC.

By:	/s/ Robert R. Bonczek
Robert R. Bonczek
Chief Financial Officer and
General Counsel

Dated September 10, 2004